UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024

CAMPBELL FUND TRUST
(Exact name of registrant as specified in charter)

Delaware	000-50264	94-6260018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Campbell & Company, LP 2850 Quarry Lake Drive Baltimore, Maryland 21209
(Address of principal executive offices, including zip code)

(410) 413-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01

Campbell & Company, LP (“Campbell”) is the managing operator, commodity pool operator, and commodity trading advisor of the Campbell Fund Trust.

Campbell is pleased to announce that effective November 7, 2024, as part of the long-planned transition of majority ownership of Campbell & Company, LP, majority ownership transitioned to its senior executives and employees. Prior to November 7, 2024, Campbell’s founder D. Keith Campbell, through KC Holding, Inc., was the majority owner of Campbell & Company, LP.  Campbell senior executives and employees held a minority ownership interest.

Effective November 7, 2024, Campbell senior executives and employees increased their ownership to 80%, by redeeming a portion of interests held by Mr. Campbell and his family, who will continue to own 20%.  Pursuant to the transition agreement, for a period of ten years beginning January 1, 2025, the founder will receive a percentage of net profits in excess of a threshold designed to protect working capital and reserves, which threshold will be adjusted each year for inflation.  As a result, the transition will align the interests of Campbell, its executives and employees, and its founder, as they will continue to participate in the success of the Company.

Nothing will change in the day-to-day operation of the business. We believe this transaction will put the company in a position to continue its 52-year track record of providing strong, lowly correlated risk-adjusted returns to our investors.

Item 5.02

As a result of a long-term succession plan pursuant to which majority ownership of Campbell & Company is being transitioned from its founder, D. Keith Campbell, to employees of the company, Mr. Campbell is no longer a Principal of the Campbell Fund Trust and has retired as Chairman of the Board of Campbell & Company’s general partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMPBELL FUND TRUST

Date: November 12, 2024	By:	/s/ Thomas P. Lloyd
Thomas P. Lloyd
General Counsel and Chief Compliance Officer